Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-146177

RJO Global Trust
sponsored by
RJO Fund Management, LLC
Account Statement

	For Month Ended
	February 28, 2010
	UNAUDITED

Statement of Income	Month	Year to Date
	(A Units)	(A Units)
Trading Income (Loss):
Realized Trading Income (Loss)	$(468,750)	$(1,046,217)
Change in Unrealized Income (Loss)	218,262	64,574
Foreign Currency Transaction Income (Loss)	(6,594)	1,084

Net Trading Income (Loss)	(257,082)	(980,559)

Other Income
Interest Income	1,718	2,458

Total Income (Loss)	1,718	2,458

Expenses
Advisory Incentive Fees	-	-
Management Fees	78,614	159,278
Organization and Offering Expenses	9,842	9,842
Administrative Expenses	88,582	186,897
Brokerage Expenses	198,217	392,317

Total Expenses	375,255	748,334

Net Income (Loss)	$(630,619)	$(1,726,435)

Statement of Changes in Net Asset Value

Beginning Balance	55,931,021	57,912,179
Additions	43,700	122,600
Net Income (Loss)	(630,619)	(1,726,435)
Transfers from Class A to Class B	-	(12,106)
Redemptions	(1,619,399)	(2,571,535)

Balance at February 28, 2010	$53,724,703	$53,724,703
Total Units Held at End of the Period		538,533
Net Asset Value Per Unit		$99.76
Rate of Return	-1.13%	-2.99%

To the best of my knowledge and belief, the information
contained herein is accurate and complete
/s/Annette A. Cazenave
Sr. Vice President, R.J. O'Brien Fund Management, LLC
Managing Owner, RJO Global Trust

NOT FOR USE AFTER May 31, 2010

R.J. O’Brien Fund Management, LLC
222 S. Riverside Plaza ● Suite 900 ● Chicago, IL 60606 ● Toll Free: (888) 292-9399

RJO Global Trust
sponsored by
RJO Fund Management, LLC
Account Statement

	For Month Ended
	February 28, 2010
	UNAUDITED

Statement of Income	Month	Year to Date
	(B Units)	(B Units)
Trading Income (Loss):
Realized Trading Income (Loss)	$(7,506)	$(17,405)
Change in Unrealized Income (Loss)	3,495	860
Foreign Currency Transaction Income (Loss)	(106)	26

Net Trading Income (Loss)	(4,117)	(16,519)

Other Income
Interest Income	28	41

Total Income (Loss)	28	41

Expenses
Advisory Incentive Fees	-	-
Management Fees	1,259	2,642
Organization and Offering Expenses	158	158
Administrative Expenses	1,418	3,103
Brokerage Expenses	1,690	3,385

Total Expenses	4,525	9,288

Net Income (Loss)	$(8,614)	$(25,766)

Statement of Changes in Net Asset Value

Beginning Balance	886,347	981,767
Additions	10,000	10,000
Net Income (Loss)	(8,614)	(25,766)
Transfers from Class A to Class B	-	12,106
Redemptions	-	(90,374)

Balance at February 28, 2010	$887,733	$887,733
Total Units Held at End of the Period		8,694
Net Asset Value Per Unit		$102.11
Rate of Return	-0.96%	-2.67%

To the best of my knowledge and belief, the information
contained herein is accurate and complete
/s/Annette A. Cazenave
Sr. Vice President, R.J. O'Brien Fund Management, LLC
Managing Owner, RJO Global Trust

NOT FOR USE AFTER May 31, 2010

R.J. O’Brien Fund Management, LLC
222 S. Riverside Plaza ● Suite 900 ● Chicago, IL 60606 ● Toll Free: (888) 292-9399